EXHIBIT 99.1

Contact:	Gary Smith
Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS FISCAL 2008 RESULTS

BIRMINGHAM, Ala. (March 13, 2008) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced results for the fourth quarter and fiscal year ended February 2, 2008.

Financial Highlights
Net sales for the 13-week period ended February 2, 2008, decreased 5.5% to $142.8 million compared with $151.2 million for the 14-week period ended February 3, 2007.  Comparable store sales decreased 7.3% on a comparable 13-week period and decreased 4.7% on a fiscal basis. Net income for the 13-week period ended February 2, 2008, was $8.1 million compared with $12.6 million for the 14-week period ended February 3, 2007.  Earnings per diluted share for the 13-week period ended February 2, 2008, was $0.26 compared with $0.39 per diluted share for the 14-week period ended February 3, 2007.

Net sales for the 52-week fiscal year ended February 2, 2008, increased 1.7% to $520.7 million compared with $512.1 million for the 53-week period ended February 3, 2007.  Comparable store sales decreased 2.9% on a comparable 52-week period of fiscal 2008 and decreased 3.1% on a fiscal basis.  Net income for the 52-week fiscal year ended February 2, 2008, was $30.8 million compared with $38.1 million for the 53-week period ended February 3, 2007.  Earnings per diluted share for the 52-week fiscal year were $0.98 compared with $1.17 for the 53-week period ended February 3, 2007.

Comparable store sales data on a fiscal basis reflects sales for our Hibbett Sports and Sports Additions stores open through the 13-week periods ended February 2, 2008 and January 27, 2007.  Comparable store sales data on a calendar basis reflects sales for our Hibbett Sports and Sports Additions stores open through the 13-week periods ended February 2, 2008 and February 3, 2007. This timing shift can and did have a significant impact on quarterly sales comparisons.

Mickey Newsome, Chairman and Chief Executive Officer, stated, "The fourth quarter was heavily influenced by generally unfavorable economic factors combined with the lack of new product trends.  While sales thus far in Fiscal 2009 show improvement over our fourth quarter results, we are conservative with our guidance due to current economic conditions which are continuing to impact our customer’s spending habits.  Our focus remains on opening new stores in small markets where we are needed and leveraging the investments we have made in our systems and infrastructure."

For the quarter, Hibbett opened 40 new stores and closed 2 stores. For the year, Hibbett opened 84 new stores and closed 9 stores, bringing the store base to 688 in 23 states as of February 2, 2008. For fiscal 2009, the Company plans to open approximately 87 stores and close approximately 10 stores.

Fiscal 2009 Outlook
Consistent with a growing number of publicly-held companies, the Company has adopted a policy to provide annual rather than quarterly guidance.    Effective with fiscal 2009, the Company will provide annual expectations for earnings per share, comparable store sales and store openings and closings. The Company will update that annual guidance each quarter.

For the fiscal year ended January 31, 2009, the Company expects to report earnings of $0.88 to $1.00 per diluted share with comparable store sales ranging between flat to negative 3%.

Stock Repurchase
During the fourth quarter, the Company repurchased 1,446,600 shares of common stock for a total investment of $26.2 million, bringing the total shares repurchased since the inception of the program in August 2004 to 6,723,113 shares for a total investment of $150.0 million.  Approximately $100.0 million of the total authorization remains for future stock repurchases.

Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on March 14, 2008, to discuss the fourth quarter results.  The number to call for this interactive teleconference is (800) 257- 6566.  A replay of the conference call will be available until March 21, 2008, by dialing (303) 590-3000 and entering the passcode, 11106024#.

The Company will also provide an online Web simulcast and rebroadcast of its fiscal 2008-fourth quarter conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.streetevents.com and www.earnings.com beginning at March 14, 2008, at 10:00 a.m. ET.  The online replay will follow shortly after the call and continue through March 21, 2008.

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the Sunbelt, Mid-Atlantic and lower Midwest.  The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in dominant strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding company growth, store opening and closing plans, sales (including comparable store sales) and earnings expectations.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a complete description of these factors, as well as others which could affect our business, you should carefully review the "Risk Factors," "Business," and "MD&A" sections in our Annual Report on Form 10-K filed on April 4, 2007 and our most recent prospectus supplement filed May 2, 2003.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Fourth Quarter Ended		Fiscal Year Ended
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)
	February 2,	February 3,	February 2,	February 3,
	2008	2007	2008	2007
Net sales	$142,847	$151,159	$520,720	$512,094
Cost of goods sold, distribution center
and store occupancy costs	98,190	97,926	351,060	338,963
Gross profit	44,657	53,233	169,660	173,131
Store operating, selling and administrative
expenses	28,951	28,877	108,463	100,461
Depreciation and amortization	3,116	2,780	12,154	10,932
Operating income	12,590	21,576	49,043	61,738
Interest (expense) income, net	(66)	209	431	876
Income before provision for income taxes	12,524	21,785	49,474	62,614
Provision for income taxes	4,410	9,181	18,637	24,541
Net income	$8,114	$12,604	$30,837	$38,073

Net income per common share:
Basic earnings per share	$0.27	$0.40	$0.99	$1.19
Diluted earnings per share	$0.26	$0.39	$0.98	$1.17

Weighted average shares outstanding:
Basic	30,260	31,739	31,049	32,094
Diluted	30,633	32,278	31,525	32,620

Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	February 2,	February 3,
	2008	2007
Assets
Cash and cash equivalents	$10,742	$30,367
Short-term investments	191	-
Accounts receivable, net	5,575	4,651
Inventories, net	142,221	125,240
Prepaid expenses and other	8,073	6,631
Total current assets	166,802	166,889
Property and equipment, net	46,505	42,573
Other assets	4,242	3,391
Total assets	$217,549	$212,853

Liabilities and Stockholders' Investment
Accounts payable	$64,125	$42,016
Accrued expenses	12,786	18,445
Total current liabilities	76,911	60,461
Non-current liabilities	21,075	15,751
Stockholders' investment	119,563	136,641
Total liabilities and stockholders' investment	$217,549	$212,853

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